Exhibit (a)(8)

FORM OF ACKNOWLEDGEMENT OF RECEIPT OF LETTER OF TRANSMITTAL

     Voxware, Inc. (“Voxware”) received your Letter of Transmittal on __________, 2007, pursuant to which you elected to tender your Eligible Option(s) for replacement in accordance with the offer made by Voxware in the Offer to Replace Eligible Options dated October 19, 2007 (the “Offer”).

     Should you change your mind, you may withdraw your tendered Eligible Option(s) from the Offer by submitting a Withdrawal Form by 11:59 p.m., Eastern Time, on November 16, 2007 (or any extended expiration of the Offer) via fax at facsimile number 1-609-514-4103 or via mail or personal delivery to Voxware, Inc., 168 Franklin Corner Road, Lawrenceville, New Jersey 08648, attention Janet Hoffner. The last Letter of Transmittal or Withdrawal Form properly submitted by you prior to the expiration of the Offer will be considered your election for purposes of the Offer. If you have questions concerning the submission of your Letter of Transmittal or Withdrawal Form, please direct them to Janet Hoffner at jhoffner@voxware.com.

     Please note that Voxware’s receipt of your Letter of Transmittal is not by itself an acceptance of the Eligible Option(s) you tendered for replacement. For purposes of the Offer, Voxware will be deemed to have accepted all properly tendered Eligible Options as of the date when Voxware notifies the tendering optionees of its acceptance of those options. Such notice may be made by press release, email or other method of communication. Voxware’s formal acceptance is expected to take place shortly after the end of the Offer period.

FORM OF ACKNOWLEDGEMENT OF RECEIPT OF WITHDRAWAL FORM

     Voxware, Inc. (“Voxware”) received your Withdrawal Form on __________, 2007, by which you withdrew the Eligible Option(s) you previously tendered for replacement pursuant to the offer made by Voxware in the Offer to Replace Eligible Options dated October 19, 2007 (the “Offer”).

     Should you change your mind and again decide to tender your Eligible Options, you should submit a new Letter of Transmittal by 11:59 p.m., Eastern Time, on November 16, 2007 (or any extended expiration of the Offer) via fax at facsimile number 1-609-514-4103 or via mail or personal delivery to Voxware, Inc., 168 Franklin Corner Road, Lawrenceville, New Jersey 08648, attention Janet Hoffner. The last Letter of Transmittal or Withdrawal Form properly submitted by you prior to the expiration of the Offer will be considered your election for purposes of the Offer. If you have questions concerning the submission of your Letter of Transmittal or Withdrawal Form, please direct them to Janet Hoffner at jhoffner@voxware.com.